Exhibit 5.3

LAW OFFICE

DANIEL R. SHEMKE, P.C.

214 S. MAIN ST.

SUITE 206

ANN ARBOR, MICHIGAN  48104

EMAIL:  DAN.SHEMKE@DSHEMKE.COM

(734) 663-4333

(734) 663-9772 (FAX)

May 1, 2014

Headwaters Incorporated

10701 South River Front Parkway

Suite 300

South Jordan, Utah  84095

Ladies and Gentlemen:

We have acted as special counsel in the State of Michigan ( the “State”) to Tapco International Corporation, a Michigan corporation, (the “Company”), in connection with the Registration Statement on Form S-4 filed by Headwaters Incorporated, a Delaware corporation (the “Issuer”), the Company and the other registrant parties named therein (the “Other Registrant Parties”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating the issuance by the Issuer of $150,000,000.00 aggregate principal amount of its 7¼% Senior Notes due 2019  (the “Exchange Notes”).  The Exchange Notes will be issued pursuant to an indenture dated as of December 10, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “2013 Indenture”) by and among the Issuer, the Company, the Other Registrant Parties and Wilmington Trust, National Association, as Trustee.  This opinion is being provided at your request.

In rendering the opinions hereinafter set forth, we have reviewed and relied upon a copy, certified or otherwise represented to us to be an execution copy thereof, of the following documents (collectively, the “Documents”):

1.                                      The 2013 Indenture; and

2.                                      The articles and bylaws of Tapco International Corporation.

We have reviewed the Documents and such other instruments, documents and agreements as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth.

In rendering the opinions hereinafter set forth, we have assumed that (i) there has occurred due authorization, execution, and delivery of the 2013 Indenture and all documentation in connection therewith by all parties to the 2013 Indenture other than the Company (collectively the “Other Parties”), (ii) each of Other Parties has the requisite corporate or other organizational power and authority, and has taken all necessary corporate or other organizational action, to duly authorize the execution and delivery of the 2013 Indenture and the performance by it of the obligations and transactions contemplated therein, and (iii) neither the execution, delivery or performance by any of the Other Parties of the 2013 Indenture or the transactions contemplated therein will (A) contravene any applicable provision of any law, statute, rule or regulation of such governmental authority as may have jurisdiction over them, or any order, writ, injunction or decree of any governmental authority as may have jurisdiction over them, or (B) violate any provision of the certificate of incorporation, operating agreement or by-laws of any such Other Party, and (iv) no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental authority (other than those which have previously been obtained or made) is required by any of the Other Parties to authorize or is required by any of the Other Parties in connection with, (A) the execution, delivery and performance of the 2013 Indenture and the transactions contemplated therein by the Other Parties, or B) the legality, validity, binding effect or enforceability of the 2013 Indenture with respect to the Other Parties.

Subject to the foregoing assumptions and qualifications, we are of the opinion that:

1.                                      The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Michigan.

2.                                      The execution, delivery and performance of the 2013 Indenture by the Company is within the Company’s corporate powers and has been authorized by all necessary corporate action on the part of the Company.

3.                                      The 2013 Indenture has been duly authorized, executed and delivered by the Company.

4.                                      The execution and delivery of the 2013 Indenture and the performance thereof by the Company will not violate (i) the Articles of Incorporation of the Company or (ii) any law, statute, rule or regulation of any State governmental authority.

5.                                      No consent, approval, authorization, order, registration or qualification of or with any State governmental agency or body is required for the execution and delivery of the 2013 Indenture and the performance thereof by the Company, except any approvals, authorizations, consents or permits as have been obtained and are in full force and effect.

The foregoing opinions are subject to the following additional conditions, limitations and assumptions not otherwise set forth herein:

A.                                    We express no opinion as to any matter whatsoever relating to: (i) the Company’s financial capacity or ability to meet or perform its obligations under the 2013 Indenture or any related document; (ii) the adequacy of the consideration for the transactions contemplated by the 2013 Indenture; (iii) the accuracy or completeness of any financial, accounting or statistical information that may have been furnished by the Company or any of the Other Parties to the 2013 Indenture in conjunction with the transactions at issue; and (iv) the accuracy or completeness of any representations or warranties made by the Company or any of the Other Parties to the 2013 Indenture.

B.                                    We express no opinion as to any interpretation, application or enforceability of any term or terms of the 2013 Indenture against the Company or against any of the Other Parties;

C                                       We express no opinion as to any other matter beyond those specifically stated and identified above.

We are admitted to practice in the State.  We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the United States and the State and its political subdivisions.

The foregoing opinions are furnished for the express purpose of enabling you, your successors and assigns, and Pillsbury Winthrop Shaw Pittman LLP to rely upon them concerning matters of Michigan law for the purpose of rendering an opinion on the date hereof relating to the Company in conjunction with the transaction contemplated herein.

Very truly yours,

DANIEL R. SHEMKE, P.C.

/s/ Daniel R. Shemke
By:	Daniel R. Shemke
Its:	President